Exhibit 1

NEWS

FOR IMMEDIATE RELEASE

NUR ANNOUNCES ANNUAL MEETING OF SHAREHOLDERS

LOD, Israel, January 3, 2008 – NUR Macroprinters Ltd. (NURMF.PK) (“NUR”), a leading supplier of wide-format inkjet production printers for the printing industry, announced today that it will hold its annual general meeting of shareholders on January 31, 2008 at 3:00 p.m. Israel time, at NUR’s offices located at 12 Abba Hillel Street, Northern Industrial Park, Lod, Israel.

At the shareholders’ meeting, NUR’s shareholders will be asked to approve the election of directors, to approve the reappointment of NUR’s independent auditors, to extend the term of the NUR’s 1998 Share Option Plan for Non-Employee Directors, to approve the change of NUR’s corporate name and to approve the procurement of a “runoff” directors and officers liability insurance policy. At the meeting, NUR’s shareholders will also discuss NUR’s financial statements for the fiscal year ended December 31, 2006 and receive a report in connection with the previously publicized agreement to sell NUR’s business to Hewlett-Packard Company. Shareholders of record as of the close of business on December 28, 2007 are entitled to vote at the shareholders’ meeting. NUR plans to mail a proxy statement which describes the proposals to be considered at the shareholders’ meeting and related materials on or about January 4, 2008. The proxy statement and related materials will also be available in the “Investors” section of NUR’s website at www.nur.com.

ABOUT NUR MACROPRINTERS LTD.
NUR Macroprinters (NURMF.PK) is a leading supplier of wide-format inkjet printers for the printing industry. NUR develops, manufactures and markets wide-format inkjet production printers and high-quality companion inks for a wide variety of business enterprises including commercial printing companies, sign printers, screen printers, billboard and media companies, photo labs, and digital printing service providers. NUR’s cost-effective, reliable printing solutions are helping customers worldwide deliver the high quality and fast turnaround they need to meet their clients’ exacting demands and succeed in today’s competitive marketplace. More information about NUR Macroprinters is available at www.nur.com.

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SAFE HARBOR:
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. The use of certain words, including the words “estimate,” “project,” “intend,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from those which may be expressed or implied by our forward-looking statements. These and other risks and uncertainties associated with our business are described in greater detail in the filings we make from time to time with Securities and Exchange Commission, including our Annual Report on Form 20-F. The forward-looking statements are made as of this date and NUR does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available at www.nur.com.

CONTACT:	NUR Macroprinters Ltd. Yossy Zylberberg COO & CFO +972 (8) 9145466 yossyz@nur.com